Exhibit 3.1

CERTIFICATE OF OWNERSHIP

Steven S. Myers hereby certifies that:

1. He is the President and Chief Executive Officer of Emergent Information Technologies, Inc., a California corporation (the “Company”).

2. The Company owns all of the outstanding shares of capital stock of SM&A, a California corporation.

3. The Board of Directors of the Company has duly approved and adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that the Company merge SM&A, its wholly-owned subsidiary, into itself and assume all of its obligations pursuant to Section 1110 of the General Corporation Law of the State of California;

RESOLVED FURTHER, that Article I of the Articles be deleted and replaced with a new Article I to read in its entirety as follows:

Article I

The name of this corporation shall be:

SM&A

4. This Certificate of Ownership and the merger described in Paragraph 3 above shall be effective upon filing.

     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date:	1-22-02	/s/ Steven S. Myers Steven S. Myers, President and Chief Executive Officer and Asst. Secty